Exhibit 1.1

Transactions in the Shares — The Reporting Persons

Alex Meruelo Living Trust

Trade Date	Number of Shares	Price Per Share(3)	Purchase / Sale
8/1/2014	109,300	$4.68	Purchase
8/7/2014	125,300	$4.21	Purchase
8/7/2014	125,000	$4.03	Purchase
8/11/2014	250,000	$4.83	Purchase
8/12/2014	150,000	$5.10	Purchase
8/13/2014	10,000	$11.03	Purchase
8/28/2014	170,000	$5.89	Purchase
8/28/2014	2,000	$5.13	Purchase
8/29/2014	50,000	$5.83	Purchase
8/29/2014	48,000	$5.13	Purchase
9/2/2014	10,000	$6.53	Purchase
9/2/2014	3,400	$5.73	Purchase
9/2/2014	50,000	$5.03	Purchase
9/3/2014	50,000	$5.61	Purchase
9/3/2014	40,000	$6.36	Purchase
9/3/2014	46,600	$5.73	Purchase
9/3/2014	47,800	$5.73	Purchase
9/3/2014	5,000	$5.73	Purchase
9/3/2014	2,500	$5.73	Purchase
9/3/2014	13,200	$5.73	Purchase
9/3/2014	2,200	$5.73	Purchase
9/3/2014	124,700	$4.31	Purchase
9/3/2014	50,000	$4.93	Purchase

(3) Price per share is based on option contract amount.